Exhibit 10.18

                        RESTRICTED STOCK AWARD AGREEMENT
                          PURSUANT TO THE FRED'S, INC.
                          2002 LONG-TERM INCENTIVE PLAN

     FRED'S, INC., a Tennessee corporation (the "Company"), hereby grants to ___________________ (the "Grantee") a conditional award (the "Award") of ____ shares of no par value common stock of the Company (the "Shares"), subject in all respects to the terms, definitions and provisions of this agreement (the "Agreement") and the 2002 LONG-TERM INCENTIVE PLAN (the "Plan") adopted by the Company which is incorporated herein by reference. Capitalized terms used in this Agreement and not otherwise defined herein shall have the respective meanings assigned to such terms in the Plan.

     1. Restrictions and Forfeiture. The Shares shall be subject to the following restrictions (the "Restrictions"):

     (a) Except as otherwise permitted by paragraph 5 of this Agreement or the Plan, neither this Award nor the Shares issued hereunder may be sold, assigned, transferred, exchanged, pledged, hypothecated, or otherwise encumbered prior to redelivery of the Shares to the Grantee pursuant to paragraph 3(b) hereof.

     (b) Shares that are not vested shall be forfeited to the Company, and all rights of the Grantee to such Shares shall terminate without any payment, if the Grantee fails for any reason to remain continuously (x) as an employee of the Company, (y) with a functional title at least as high as on the date hereof, until the Restrictions lapse, except for such reason as the Committee may, in its discretion, find acceptable.

     (c) Shares shall vest upon the achievement of Operating Profit goals as follows:

          (1) upon attaining Operating Profit Margin of five percent (5%) or more for any Company fiscal year during the term of the Grant, each Grantee's Shares shall vest thirty-five percent (35%);

          (2) upon attaining Operating Profit Margin of five percent (5%) or more in each of two consecutive Company fiscal years during the term of the Grant, each Grantee's Shares shall vest the remaining sixty-five percent (65%) so that such Shares are one hundred percent (100%) vested.

     (d) As used herein, "Operating Profit" shall mean the sum total of Net Sales less Cost of Goods Sold and Selling, General, and Administrative expenses, and Interest Expense derived from business operations as published in the Company's Consolidated Statements of Income. Excluded from the determination of Operating Profit will be income or cost items not subject to the control of everyday business operations (e.g., income taxes; gain or losses from sales of major business segments, plants, or other major tangible or intangible assets, prior year accounting adjustments; and changes in major accounting methods [such as inventory valuation]).

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     (e) As used  herein  "Operating  Profit  Margin"  shall mean the  Operating
Profit as a percentage of Net Sales.

     2. Restriction Period. The Restrictions on all Shares covered hereby shall lapse on the tenth (10th) anniversary of the date of grant set forth below (the "Date of Grant").

     3. Deposit of Certificates. In order to enforce the Restrictions, the following procedures shall apply:

     (a) Each certificate issued in respect of the Shares subject to this Award shall be registered in the name of the Grantee and deposited by him, together with a stock power endorsed in blank, with the Company. Unless and until forfeited as provided herein, the Grantee shall be entitled to vote all Shares, receive all cash dividends with respect thereto and otherwise be treated as a shareholder with respect to such Shares. All other distributions with respect to the Shares, including, without limitation, Shares received as a result of a stock dividend, stock split, combination of shares or otherwise, shall be retained by the Company in escrow or, if delivered to the Grantee, the Grantee will deposit such distribution with the Company in escrow pursuant to this paragraph 3(a).

     (b) Certificates for Shares which are no longer forfeitable pursuant to paragraphs 1 and 2 shall be redelivered by the Company to the Grantee (or his legal representative, beneficiary or heir) promptly after the applicable Restrictions have lapsed; provided, however, that the Company shall be under no obligation to redeliver such Shares to the Grantee until the Grantee has paid or caused to be paid all taxes required to be withheld pursuant to paragraph 6 hereof and the Plan.

     (c) Each certificate issued in respect of the Shares subject to this Award shall bear the following legend until the Restrictions lapse:

          THE SHARES EVIDENCED BY THIS CERTIFICATE ARE SUBJECT TO THE TERMS AND CONDITIONS (INCLUDING FORFEITURE) CONTAINED IN THAT CERTAIN RESTRICTED STOCK AWARD AGREEMENT PURSUANT TO THE FRED'S, INC. 2002 LONG-TERM INCENTIVE PLAN BETWEEN THE CORPORATION AND ___________________, DATED ________________, A COPY OF WHICH IS ON FILE IN THE OFFICE OF THE SECRETARY OF THE CORPORATION, AND THE PROVISIONS OF WHICH ARE INCORPORATED HEREIN BY REFERENCE.

     4. General Provisions.

     (a) The Grantee represents and warrants that if in the future he should decide to offer or dispose of any Shares or interest therein, he will be able to do so only in compliance with this Agreement, the Securities Act of 1933, as amended, and applicable state securities laws.

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     (b) The Company  may  require the Grantee to make any other  representation and warranty to the Company as may be required by any applicable law or regulation or may otherwise be appropriate.

     5. Nontransferability of Award. This Award may not be sold, assigned, transferred, exchanged, pledged, hypothecated, or otherwise encumbered, other than by will or by the laws of descent and distribution. The terms of this Agreement shall be binding upon the executors, administrators, heirs, successors and assigns of the Grantee.

     6. Withholding. (a) Except as provided in paragraph 6(b) hereof, the Grantee shall remit to the Company an amount sufficient to satisfy any federal, state or local withholding tax requirements, prior to redelivery of the Shares under paragraph 3(c) hereof. The Grantee may satisfy the withholding requirement in whole or in part by electing to have the Company withhold Shares having a value equal to the amount required to be withheld. The value of the Shares to be withheld shall be the fair market value, as determined by the Committee, of the stock on the date that the amount of tax to be withheld is determined (the "Tax Date"). Such election must be made prior to the Tax Date, must comply with all applicable securities law and other legal requirements, as interpreted by the Committee, and may not be made unless approved in advance by the Committee, in its discretion.

     (b) If the Grantee makes the election provided under Section 83(b) of the Code to be taxed currently on the value of the Shares notwithstanding the Restrictions, the Grantee shall promptly notify the Company of such election, and shall immediately remit to the Company in cash an amount sufficient to satisfy any federal, state or local withholding tax requirements.

     (c) The Company reserves the right to make whatever further arrangements it deems appropriate for the withholding of any taxes in connection with any transaction contemplated by this Agreement or the Plan.

     7. Merger. This Agreement supersedes any other agreement, written or oral, between the parties with respect to the subject matter hereof.

     8. Grantee Acknowledgment. Grantee acknowledges receipt of a copy of the Plan, which is annexed hereto, and represents that he or she is familiar with the terms and provisions thereof, and hereby accepts this Award subject to all terms and provisions thereof. Grantee hereby agrees to accept as binding, conclusive and final decisions or interpretations of the Committee upon any questions arising under the Plan.

     9. Restrictive Covenants.

     (a) Definitions. The following terms shall have the following meanings in this Section 9:

          (i) "Business" shall mean the business of operating discount general merchandise stores or pharmacies

          (ii) "Restricted Period" means the period starting on the date hereof and ending upon the latest of (x) six (6) months after any termination or

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     any expiration and  non-renewal of this  Agreement,  (y) one (1) year after the non-appealable conclusion of any litigation between Company and Grantee pending at any time during the term hereof and/or the period referred to in
     (x) above.

     (b) Covenant Not to Compete. In consideration of the grant made by Company to Grantee pursuant to this Agreement, and other good and valuable consideration, receipt of which is hereby acknowledged by Grantee, Grantee hereby covenants to Company that during the Restricted Period, he shall not, except on behalf of Company and its subsidiaries, directly or indirectly, in his own capacity or through any other individual, group or legal entity ("Person"), whether as employee, owner, consultant, independent contractor, partner, member, manager, officer, director, venturer, agent, through stock ownership, investment of capital, lending of money or property, rendering of services, or otherwise, engage in the Business in the those states of the United States in which the Company is doing Business (or has plans to do Business, known to Grantee) at the time of the termination or expiration of this Agreement.

     (c) Restriction on Solicitation. During the Restricted Period, Grantee shall not, directly or indirectly, in his own capacity or through any other Person (i) solicit or contact for business purposes any existing customer, supplier, or prospective customer or supplier, of Company or any subsidiary for the purpose of competing with the Business, (ii) induce, or attempt to induce, any employees at the level of store manager or above, agents, consultants or suppliers of or to Company or any subsidiary to do anything from which Grantee is restricted by reason of this Section 9, (iii) interfere with existing or proposed agreements or other arrangements, or knowingly interfere with future agreements or other arrangements, between Company or any subsidiary on the one hand and any other Person on the other hand, or (iv) offer or aid others to offer employment or engagement as a consultant or agent to anyone who is an employee at the level of store manager or above, agent or consultant of or to Company or any subsidiary. Notwithstanding anything to the contrary in this Agreement, Grantee may engage in businesses that are not related, directly or indirectly, to the Business, including, without limitation, selling products and services unrelated to the Business to Persons who are also customers and/or suppliers of Company and/or its subsidiaries.

     (d) Non-Disclosure and Non-Use. Without the prior written consent of Company, during the Restricted Period Grantee shall not, directly or indirectly, disclose, publish or make accessible to any other Person, and not make any direct or indirect commercial use of, any confidential information relating to the financial condition, results of operations, business, properties, assets, liabilities, or future prospects of Company or any subsidiary, customer or supplier of Company (including, without limitation, information as to store or product design, store or product specifications, costs, methods, financial or statistical information about Company's marketing or sales efforts, its sources of supplies, list of vendors, and contemplated business actions), except to those Persons who must have such knowledge in order to perform responsibilities hereunder, and Grantee shall ensure that such Persons will likewise keep secret and not make any direct or indirect commercial use of such information.

     (e) Equitable Relief. Grantee acknowledges that a breach of the covenants contained in this Section 9 may cause irreparable damage to Company or its subsidiaries, the amount of which will be difficult to ascertain, and that the remedies at law for any such breach will be inadequate. Accordingly, Grantee

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agrees,  that,  in addition to any other remedy which may be available at law or in equity, Company and each subsidiary shall be entitled to specific performance and injunctive relief to prevent any actual, intended or likely breach. The parties acknowledge that the time, scope and other provisions of this Section 9 have been specifically negotiated by sophisticated commercial parties and agree that all such provisions are reasonable under the circumstances. In the event that the covenants herein shall be determined by any court of competent jurisdiction to be unenforceable, such covenants or provisions shall be interpreted to extend only over the maximum period of time for which they may be enforceable and/or over the maximum geographical area as to which they may be enforceable and/or to the maximum extent in all other respects as to which they may be enforceable, all as determined by such court in such action so as to be enforceable to the extent consistent with then applicable law. The existence or alleged existence of any claim which Grantee may have against Company or any subsidiary shall not constitute a defense or bar to the enforcement of any of the provisions of this Section 9 and shall be pursued through separate court action by Grantee.

DATE OF GRANT:_________________________.


                                       FRED'S, INC.


                                       By:___________________________________

                                       Title:________________________________





Agreed to and accepted as of the __ day of ________, 2005.



                                       By:___________________________________
                                                 GRANTEE SIGNATURE




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